TECHE HOLDING
                                    COMPANY


                                  July 22, 2004

                                       FOR RELEASE AT 8:00 AM, CST JULY 22, 2004
                                                   For More Information Contact:
                                                                  Patrick Little
                                                               President and CEO
                                                                  (337) 560-7151

             TECHE HOLDING COMPANY ANNOUNCES THIRD QUARTER EARNINGS

     FRANKLIN, LA (AMEX: TSH)--Patrick Little, President and CEO of Teche Holding Company, holding company for Teche Federal Savings Bank, today reported net income of $0.60 and $1.90 per diluted share for the three and nine month periods ended June 30, 2004, compared to $0.74 and $1.98 for the quarter and the nine months ending June 30, 2003, down primarily due to a $536,000 pre-tax gain on the sale of mortgage loans recorded in the third quarter 2003. Excluding the gain on the sale of loans, diluted EPS for the quarter and nine months ended June 30, 2003 would have been $0.60 and $1.84. EPS for the three-month period would have been unchanged from the previous year, excluding the 2003 Gain on Sale of mortgage loans and, for the 9-month period, would have been up $0.06 per share, or an increase of 3% from the same period in 2003. Dividends increased to $0.20 per share for the third quarter in 2004 compared to $0.16 per share in 2003, an increase of $0.04 per share, or 25%.

Key Company Highlights
o Teche completed merger with St. Landry Financial Corporation, First Federal Savings of Opelousas and its subsidiary on July 2, 2004
o    Growth in Baton Rouge continues to exceed expectations.
o    Non-Interest income amounts to 36% of Operating Income
o    SmartGrowth assets showed solid growth to $222.5 million.
o    SmartGrowth deposits grew to $181.5 million
o    Dividends grew 25% to $0.20 per share

Announced Merger with St. Landry Financial Corporation Completed

     On July 2nd, 2004 Teche Holding Company completed its merger with St. Landry Financial Corporation, parent company of the First Federal Savings and Loan Association of Opelousas, valued at approximately $10.1 million. Preliminary pro-forma combined financial statements indicate Teche will have approximately $628 million in total assets and 19 branch office locations throughout Louisiana.

     Assuming non-interest expense savings of approximately 22 percent, Teche anticipates that the merger will be accretive to its earnings by approximately 1% in 2004 and 5% in 2005. This estimate does not consider any anticipated revenue enhancements that may be realized in the merger.

     Data Center conversion is expected to be complete by August 23.

Growth in Baton Rouge

     "We are pleased to announce that as of June 30, 2004, total deposits in our new Baton Rouge Offices were $14.7 million and customers have opened 1,163 new deposit accounts. We are especially pleased with the quick progress we have made in Baton Rouge after only seven months," said Little.

Non-Interest Income and Expense

     Non-Interest income for the quarter and nine month period ended June 30, 2004 amounted to $2.3 million and $7.3 million, respectively or 35% and 36% of Operating income. Deposit service charges amounted to 90% of total non-interest income for the quarter ending June 30, 2004. "Deposit fees have provided the Company with a stable and growing source of income for over eight years," said Little. Non-Interest Expense for the quarter amounted to $4.6 million for the quarter ended June 30, 2004, compared to $4.0 million a year ago, primarily due to expenses associated with new branches and expanded customer hours.

Increase in SmartGrowth Portfolio

     SmartGrowth loans, consisting of consumer loans, home equity loans, alternative mortgage loans and commercial loans, amounted to 54% of total loans at June 30, 2004, compared to 46% at June 30, 2003.

     The SmartGrowth loan portfolio grew $48.4 million to a record $222.5 million, providing the fuel for growth in total assets of $43.5 million to a record $580.5 million since September 30, 2003.

     "Our commercial loan portfolio now stands at $61.3 million, compared to $42.5 million at September 30, 2003," said Little. "Teche now has four commercial loan officers compared to one a year ago."

     SmartGrowth Deposit Accounts, consisting of checking accounts, money market accounts, and savings accounts, also showed solid growth. Total SmartGrowth Deposits grew $9.2 million to $181.5 million or 5.3% from $172.3 million at September 30, 2003. "We are especially pleased with the $9.2 million growth in SmartGrowth Deposits," said Little. "This marks another step in our transition from a thrift to a community bank."

     "We're looking more and more like a community bank every day," said Little. "We have approximately 38,000 checking accounts with balances at June 30, 2004 of approximately $85.6 million and have increased commercial loans. Our successful retail operations are providing a great help in reaching out to the business community."

Dividend Growth

     The Company has increased its dividend for five consecutive quarters. The current dividend yield is 2%, based on the stock price as of the close of business on July 20, 2004.

     "In May 2003 we increased our dividend dramatically, raising it from $0.125 per share to $0.16 per share, an increase of 28%," Little said. "We have continued to increase the quarterly dividend each quarter since that time. These increased dividends have been highly beneficial to our valued shareholders for both the short-term and the long-term."

     "We also considered the recent laws lowering tax rates on dividends," Little said. "This places more money in the hands of shareholders and helps improve the economy".


Interest Rate Risk

     "Like many banks, we believe that we are presently prepared for a rise in interest rates," said Little. There are several items affecting Interest Rate Risk and Net Interest Margin, including the strength in non-interest income, prepayable advances from the Federal Home Loan Bank and the growth in SmartGrowth accounts.

     The bank currently has approximately $28 million in long term advances from the Federal Home Loan Bank, with average rates of approximately 7.5%, which are prepayable without penalty in 2005.

     In addition, SmartGrowth Deposits currently amount to 50% of total deposits and SmartGrowth loans amount to 54% of total loans.

     Teche is the fourth largest publicly traded bank headquartered in Louisiana with over $500 million in assets. Teche Holding Company is the parent company of Teche Federal Savings Bank, which operates 19 offices in South Louisiana and serves over 50,000 customers. Teche Holding Company's common stock is traded under the symbol "TSH" on the American Stock Exchange.

     Statements contained in this news release, which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by Teche Holding Company with the Securities and Exchange Commission from time to time. The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

                              TECHE HOLDING COMPANY
                  (Dollars in thousands, except per share data)
                                  Franklin, LA
                              Statements of Income
                                   (UNAUDITED)

                                       Three Months Ended     Nine Months Ended
                                            June 30                June 30
                                            -------                -------

                                          2004       2003       2004       2003
                                          ----       ----       ----       ----

Interest Income                        $ 7,536    $ 7,287    $22,320    $22,440
Interest Expense                         3,215      3,311      9,554     10,475
                                       -------    -------    -------    -------
Net Interest Income                      4,321      3,976     12,766     11,965
Provision for Loan Losses                   15         15         45         60
                                       -------    -------    -------    -------
  Net Interest Income after
  provision for Loan Losses              4,306      3,961     12,721     11,905
Non Interest Income                      2,346      2,820      7,304      7,189
Non Interest Expenses                    4,630      3,975     13,443     11,768
                                       -------    -------    -------    -------
  Income Before Gain on Sales of
  Securities and Income Taxes            2,022      2,806      6,582      7,326
Gain on
  Sale of Securities                        99        -0-        131         19
Income Taxes                               700        968      2,169      2,534
                                       -------    -------    -------    -------

Net Income                             $ 1,421    $ 1,838    $ 4,544    $ 4,811
                                       =======    =======    =======    =======

Selected Financial Data
-----------------------

Dividends Declared Per Share           $  0.20    $  0.16    $  0.57    $  0.41
Basic Earnings Per Common Share        $  0.64    $  0.79    $  2.04    $  2.12
Diluted Earnings Per Common Share      $  0.60    $  0.74    $  1.90    $  1.98
Annualized Return on Avg. Assets          0.98%      1.42%      1.07%      1.24%
Annualized Return on Avg. Equity          9.75%     12.63%     10.51%     11.17%
Net Interest Margin                       3.20%      3.30%      3.24%      3.31%
Non Interest Income/Avg Assets            1.69%      2.17%      1.76%      1.85%
Non Interest Expenses/Avg Assets          3.18%      3.06%      3.17%      3.02%

                              TECHE HOLDING COMPANY
                  (Dollars in thousands, except per share data)
                                  Franklin, LA
                                  Balance Sheet
                                   (UNAUDITED)
                                       at

                                        June 30, 2004      September 30, 2003
                                        -------------      ------------------

SmartGrowth Loans*                          $ 222,508         $ 174,092
Mortgage Loans**                              187,032           186,435
                                            ---------         ---------
                                              409,540           360,527
Allowance for Loan Losses                      (3,400)           (3,397)
                                            ---------         ---------
Loans Receivable, Net                         406,140           357,130

Cash and Securities                           142,330           150,563
Foreclosed Real Estate                            129               268
Other                                          31,853            28,985
                                            ---------         ---------
TOTAL ASSETS                                $ 580,452         $ 536,946
                                            =========         =========


SmartGrowth Deposits***                     $ 181,495         $ 172,328
Time Deposits                                 184,818           176,940
                                            ---------         ---------
Total Deposits                                366,313           349,268

FHLB Advances                                 152,673           126,310
Other Liabilities                               3,484             4,372
Stockholders Equity                            57,982            56,996
                                            ---------         ---------
TOTAL LIABILITIES AND
STOCKHOLDER EQUITY                          $ 580,452         $ 536,946
                                            =========         =========

Ratio of Equity to Assets                        10.0%             10.6%
Book Value per Common Share                 $   25.49         $   25.36
Nonperforming Assets/Total Assets                0.21%             0.23%
Shares Outstanding (in thousands)               2,274             2,247


*        Consumer, Commercial, Home Equity, and Alternative Mortgage Loans
**       Owner Occupied Conforming Mortgage Loans
***      Checking, Money Market and Savings Deposits

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